Exhibit 4.10
CERTIFICATE OF INCORPORATION
of
HONDO PIPELINE, INC.
          FIRST: The name of the corporation is Hondo Pipeline, Inc.
          SECOND: The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
          FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.
          FIFTH: The number of directors of the corporation shall be as from time to time specified in, or determined in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the bylaws so provide.
          SIXTH: In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, amend, alter or repeal the bylaws of the corporation.
          SEVENTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of filing of this certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as amended. Any repeal or modification of this Article SEVENTH shall not adversely affect any limitation on the liability of a director existing at the time of such repeal or modification.
          EIGHT: The name and mailing address of the incorporator is:

Name	Mailing Address

James H. Mayor	910 Louisiana Street Houston, Texas 77002
          The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation with the office of the Delaware Secretary of State.
          NINTH: The name and mailing address of each person who is to serve as a director of the corporation until the first annual meeting of stockholders or until his successor is elected and qualified are:

Name	Mailing Address

Steven A. Webster	c/o Carrizo Oil & Gas, Inc. 1000 Louisiana Street Suite 1500 Houston, TX 77002

Thomas L. Carter, Jr.	c/o Carrizo Oil & Gas, Inc. 1000 Louisiana Street Suite 1500 Houston, TX 77002

S. P. Johnson IV	c/o Carrizo Oil & Gas, Inc. 1000 Louisiana Street Suite 1500 Houston, TX 77002

Paul B. Loyd, Jr.	c/o Carrizo Oil & Gas, Inc. 1000 Louisiana Street Suite 1500 Houston, TX 77002

F. Gardner Parker	c/o Carrizo Oil & Gas, Inc. 1000 Louisiana Street Suite 1500 Houston, TX 77002

Roger A. Ramsey	c/o Carrizo Oil & Gas, Inc. 1000 Louisiana Street Suite 1500 Houston, TX 77002

Frank A. Wojtek	c/o Carrizo Oil & Gas, Inc. 1000 Louisiana Street Suite 1500 Houston, TX 77002

          The undersigned incorporator hereby acknowledges that the foregoing is his act and deed and that the facts herein stated are true, and accordingly has executed this certificate this 17th day of October, 2007.

/s/ James H. Mayor
James H. Mayor
Incorporator

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